Pricing Supplement dated October 9, 2003                   Rule 424(b)(3)
(To Prospectus dated September 26, 2003 and                File No. 333-108464
Prospectus Supplement dated September 26, 2003)            Cusip No.88319QG49


                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation

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Principal Amount:  $50,000,000           Initial Interest Rate:  1.35000%

Agent's Discount or Commission: $125,000 Original Issue Date:  October 14, 2003

Net Proceeds to Issuer:  $49,875,000     Stated Maturity Date:  October 14, 2005
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Interest Category
 [X] Regular Floating Rate Note

 [ ] Floating Rate/Fixed Rate Note
         Fixed Rate Commencement Date:
         Fixed Interest Rate:       %

 [ ] Inverse Floating Rate Note
     [ ] Fixed Interest Rate:       %

Interest Rate Basis or Bases:
     [ ]  CD Rate                [ ] Federal Funds Rate [ ]  Prime Rate
     [ ]  CMT Rate               [X] LIBOR              [ ] Other (see attached)
     [ ]  Commercial Paper Rate  [ ] Treasury Rate

If LIBOR:
     [ ]  LIBOR Reuters Page:
     [X]  LIBOR Telerate Page:  3750
     LIBOR Currency:  US$

If CMT Rate:
     CMT Telerate Page:
         [ ] Telerate Page 7051
         [ ] Telerate Page 7052
             [ ] Weekly Average
             [  ]Monthly Average

Spread (+/-): +20 bps                             Maximum Interest Rate:     %

Spread Multiplier:  N/A                           Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  January 14, 2004

Interest Reset Dates:  Quarterly, on the 14th day of
January, April, July, and October

Interest Payment Dates:  Quarterly, on the 14th day of
January, April, July and October

Interest Determination Dates: Two London business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):

Day Count Convention:

      [X]  Actual/360 for the period from October 14, 2003 to October 14, 2005
      [ ]  Actual/Actual for the period from _______ to _______
      [ ]  30/360 for the period from _______ to _______

Redemption:
      [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
      [ ] The Notes can be redeemed prior to Stated Maturity Date. Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction:  ____% until Redemption
             Percentage is 100% of the Principal Amount.

Optional Repayment:
      [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
      [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ]  Yes   [X]   No
     Issue Price:    %
         Total Amount of OID:
         Yield to Maturity:      %
         Initial Accrual Period OID:

Agent:
         [ ]  Merrill Lynch, Pierce, Fenner          [ ] Fleet Securities, Inc.
               Smith Incorporated                    [X] HSBC Securities (USA) Inc.
         [ ]  Banc of America Securities LLC         [ ] J.P. Morgan Securities Inc.
         [ ]  Banc One Capital Markets, Inc.         [ ] Tokyo-Mitsubishi International plc
         [ ]  Barclays Capital Inc.                  [ ] UBS Warburg LLC
         [ ]  Citigroup                              [ ] Wachovia Securities
         [ ]  Credit Suisse First Boston Corporation [ ] Other: _____________________
         [ ]  Deutsche Bank Securities Inc.

Agent acting in the capacity as indicated below:
         [X]  Agent        [ ] Principal

If as Principal:
         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         [ ] The Notes are being offered at a fixed initial public offering
             price of    % of the Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:




             Terms are not completed for certain items above because
                         such items are not applicable.